UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2007

International Food and Wine Consultants, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	13-3513270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Charlotte Drive Spring Valley, New York	10977
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 661-0708

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Prior to March 16, 2007, we functioned primarily as an educational and vacation firm in Bologna, Italy and provided consulting services to companies engaged in the manufacture of food preparation equipment, distribution of food and/or wine products, and food services companies, including resorts, hotels, and restaurants (the “Prior Business”). Since Mary Beth Clark resigned as our sole officer and director on March 16, 2007, we have not generated revenues from the Prior Business.

On or about August 2, 2007, we were presented with a business opportunity by the management of a private Delaware corporation (the “Target”) and, upon evaluation, our management entered into negotiations with the Target. After conducting its due diligence and concluding negotiations it was determined that a reverse acquisition of the Target was beneficial for us. In order to pursue this new business opportunity, we entered into negotiations for an Agreement and Plan of Merger with the Target.

In contemplation of a possible transaction with the Target, on August 2, 2007 our predecessor, International Food and Wine Consultants, Inc., a Nevada corporation (“IFWC-NV”), and International Food and Wine Consultants, Inc., a Delaware corporation and wholly-owned subsidiary of IFWC-NV (“IFWC-DE”), entered into an Agreement and Plan of Merger. On August 9, 2007, IFWC-NV merged with and into IFWC-DE, so that IFWC-NV and IFWC-DE became a single corporation named International Food and Wine Consultants, Inc. (the “Surviving Corporation”), which exists under, and is governed by, the laws of the State of Delaware (the “Merger”).

As a result of the Merger, all of the assets, property, rights, privileges, powers and franchises of IFWC-NV became vested in, held and enjoyed by the Surviving Corporation and the Surviving Corporation assumed all of the obligations of IFWC-NV.

Item 1.02. Termination of a Material Definitive Agreement.

On August 9, 2007, our board of directors voted to terminate our 2006 Non-Statutory Stock Option Plan (the “(Plan”), effective immediately. As a result of such termination, no further options may be granted under the Plan.

The Plan, if it had not been terminated, would have expired by its terms on July 14, 2016. No options were granted under the Plan.

The Plan provided for the grant of non-statutory stock options that do not qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code to directors, officers and employees as well as consultants, attorneys, and advisors of us and our subsidiaries, if any. A total of 1,500,000 shares of our common stock had been reserved for issuance under the Plan.

Item 3.03. Material Modification to Rights of Security Holders.

Upon the effectiveness and as a result of the Merger, the Certificate of Incorporation and By-laws of IFWC-DE became the Certificate of Incorporation and By-laws of the Surviving Corporation.

In addition, each share of common stock, par value $0.001 per share, of IFWC-NV that was issued and outstanding immediately prior to the Merger was converted into 2.93632 issued and outstanding shares of common stock, par value $0.001 per share, of the Surviving Corporation (“Common Stock”), so that the holders of all of the issued and outstanding shares of common stock of IFWC-NV immediately prior to the Merger are the holders of Common Stock of the Surviving Corporation. All shares of IFWC-DE owned by IFWC-NV immediately prior to the Merger were surrendered to the Surviving Corporation and cancelled.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated August 2, 2007, between International Food and Wine Consultants, Inc., a Nevada corporation, and International Food and Wine Consultants, Inc., a Delaware corporation

2.2	Certificate of Ownership and Merger merging International Food and Wine Consultants, Inc., a Nevada corporation, with and into International Food and Wine Consultants, Inc., a Delaware corporation

2.3	Articles of Merger merging International Food and Wine Consultants, Inc., a Nevada corporation, with and into International Food and Wine Consultants, Inc., a Delaware corporation

3.1	Certificate of Incorporation of International Food and Wine Consultants, Inc., a Delaware corporation

3.2	By-laws of International Food and Wine Consultants, Inc., a Delaware corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

International Food and Wine Consultants, Inc.

Dated: August 10, 2007	By:	/s/ Hank Cohn
Name: Hank Cohn
Title: President

Index to Exhibits

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated August 2, 2007, between International Food and Wine Consultants, Inc., a Nevada corporation, and International Food and Wine Consultants, Inc., a Delaware corporation

2.2	Certificate of Ownership and Merger merging International Food and Wine Consultants, Inc., a Nevada corporation, with and into International Food and Wine Consultants, Inc., a Delaware corporation

2.3	Articles of Merger merging International Food and Wine Consultants, Inc., a Nevada corporation, with and into International Food and Wine Consultants, Inc., a Delaware corporation

3.1	Certificate of Incorporation of International Food and Wine Consultants, Inc., a Delaware corporation

3.2	By-laws of International Food and Wine Consultants, Inc., a Delaware corporation